Exhibit 10.28

Prepared by and upon recording return to:

Timothy N. Brown, Esq.
Reed Smith LLP
Two Embarcadero Center, Suite 2000
San Francisco, California 94111

THIRD AMENDMENT TO MASTER LEASE, DEED OF TRUST WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING

       THIS THIRD AMENDMENT TO MASTER LEASE, DEED OF TRUST WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this "Amendment") dated as of March 30, 2004, is entered into by and between SELCO SERVICE CORPORATION, an Ohio Corporation (the "Lessor") and QUANTUM CORPORATION, a Delaware corporation (the "Lessee").

RECITALS

       A.     The Lessor, Lessee, Keybank National Association, as Agent (in such capacity, the "Agent"), and the financial institutions from time to time parties thereto (the "Participants") are parties to the Participation Agreement, dated as of December 17, 2002 (as amended, supplemented or otherwise modified from time to time, the "Participation Agreement").

       B.     Pursuant to the Participation Agreement, the Lessor and the Lessee executed a Master Lease, Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing ("Lease"), dated December 17, 2002, affecting certain real property located in El Paso County, Colorado, described in Schedule 1 to the Lease.  The Lease was recorded on December 23, 2002, in the Official Records of El Paso County, Colorado, as Document Number 202228819.

       C.     The Lessee now has requested the Lessor, the Participants and the Agent to amend the Participation Agreement in certain respects.

       D.     Pursuant to the Third Amendment to Participation Agreement dated as of the date hereof ("Third Amendment to Participation Agreement") among the Lessor, Lessee, the Required Participants and Agent, the parties thereto have agreed to amend the Participation Agreement upon the terms and subject to the conditions set forth therein, including without limitation, the execution, delivery and recordation of this Amendment.

AGREEMENT

       1.   Definitions.  All capitalized terms not otherwise defined in this Amendment shall have the respective meanings given to those terms in Appendix 1 to the Lease, as amended by this Amendment.

       2.   Amendments to the Lease.

              2.1   EBITDA Requirement.  The definition of “Consolidated EBITDA” contained in Appendix 1 to the Lease is amended and restated in its entirety as follows:

“Consolidated EBITDA” means the sum of the following, provided that the items contained in (b) through (h) below shall be added to (a) only to the extent they have been deducted in calculating, and therefore form no portion of, Consolidated Net Income:

(a)

Consolidated Net Income, provided that there shall be excluded from such Consolidated Net Income the following:  (i) all gains and all losses realized by Lessee and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock held by Lessee or any Subsidiary, and  (ii) all items of gain or income that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring; and

(b)	Consolidated Interest Charges; and

(c)	The amount of taxes used or included in the determination of such Consolidated Net Income; and

(d)

The amount of depreciation and intangible/goodwill amortization expense deducted in determining such Consolidated Net Income, including any impairment of intangible/goodwill as defined under FAS 142 and FAS 144; and

(e)	Any non-cash stock or restricted stock based compensation charges per GAAP; and

(f)

Cash or non-cash charges related to restructuring, discontinued operations, and extraordinary items, including, but not limited to, facilities and personnel reductions or exit of a business or products in an amount not to exceed $10,000,000 in the aggregate for any fiscal year; and

(g)	Non-cash impairment charges on Lessee-owned buildings or buildings subject to synthetic leases; and

(h)	Non-cash charges related to in-process research and development.”

              2.2   Loan Documents.  The definition of “Loan Documents” contained in Appendix 1 to the Lease is amended and restated in its entirety as follows:

"Loan Documents" means the Credit Agreement, entered into as of December 17, 2002, among the Lessee as Borrower, KeyBank National Association as Administrative Agent, and KeyBank National Association as letter of credit issuing lender, General Electric Capital Corporation as Syndication Agent, Silicon Valley Bank as Documentation Agent and the other financial institutions party thereto, and each note, letter of credit application, request for, extension of credit, certificate, fee letter and other instrument or agreement from time to time executed by the Lessee or any of its Subsidiaries and delivered in connection with such agreement, and all amendments, modifications and extensions thereof.”

              2.3   The following definitions of “Deposit Account Control Agreements” and "Securities Account Control Agreements" and “Lender Controlled Accounts”  are hereby added to Appendix 1 to the Lease:

“"Deposit Account Control Agreements" means the respective Deposit Account Control Agreements to be entered into, in accordance with the terms of the Loan Documents, among Lessee, as customer, Agent, as secured Party, and the following, as Depository Banks: Silicon Valley Bank, Union Bank of California, N.A., and any other depository institutions at which Lessee maintains deposit accounts from time to time.”

““Lender Controlled Accounts” is defined in Section 10.2(k)(vii) of the Participation Agreement.”

“"Securities Account Control Agreements" means the respective Securities Account Control Agreements in commercially reasonable form to be entered into, in accordance with the terms of the Loan Documents, after the Closing Date among Lessee, as customer, Agent, as secured party, and the following, as account holders: Lehman Brothers, Money Market One, Merrill Lynch, Salomon Smith Barney, Blackrock Provident, Nations Trust Bank, Scudder, AMR Investments and any other account holders with whom Lessee maintains securities accounts from time to time.”

       3.   Effective Date.  This Amendment shall become effective on the date of satisfaction of the conditions set forth in Section 2.1 of the Third Amendment to Participation Agreement (the "Effective Date").

       4.   Effect of this Amendment.  On and after the Effective Date, each reference in the Lease and the other Operative Documents to the Lease shall mean the Lease as amended hereby.  Except as specifically amended above, (a) the Lease shall remain in full force and effect, and (ii) the execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, alter or affect any provision, condition, or covenant contained in the Lease or the other Operative Documents or affect or impair any rights, powers, or remedies of the Lessor, Agent or the Participants.

       5.   Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed by an officer thereunto duly authorized as of the date and year first above written.

LESSOR: SELCO SERVICE CORPORATION, as Lessor By: /s/ Donald C. Davis Name: Donald C. Davis Title: Vice President

LESSEE: QUANTUM CORPORATION, as Lessee By: /s/ Michael Lambert Name: Michael Lambert Title: Chief Financial Officer